UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 2, 2004

SCS TRANSPORTATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49983	48-1229851

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4435 Main Street, Suite 930, Kansas City, Missouri	64111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (816) 960-3664

No Changes

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement

     At its regularly scheduled meeting on December 2, 2004, the Board of Directors of SCS Transportation, Inc. (the “Company”):

•	Increased the Board meeting fees provided to non-employee directors to $1,500 for each board meeting attended in person and $750 for participation in each telephonic meeting;

•	Increased the annual retainer paid to the chair of the Board’s Audit Committee to $10,000; and

•	Established an annual retainer of $10,000 for the lead independent director of the Board.

In addition, the Board approved 2005 annual bonus targets for certain key employees (including the executive officers of the Company) based on the achievement of key corporate, business unit (for business unit employees) and individual objectives, under the Company’s annual performance-based cash bonus plan. Under the plan, funding pools are created at the corporate and business unit levels based on overall company and business unit performance on selected financial goals. For 2005, the corporate goals under the plan are net income and return on capital. The 2005 business unit goals are based on operating income and return on capital. Actual bonus payments will vary depending on company and business unit performance and satisfaction of individual objectives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCS TRANSPORTATION, INC.
Date: December 29, 2004	/s/ James J. Bellinghausen
James J. Bellinghausen
Vice President of Finance and Chief Financial Officer